Ed Ruscha (b. 1937)


MANUAL MOBILITY
OPERATION OF VEHICLES

Ruscha's market has been heating up in the recent past, with the average sale price of his works increasing by 35% in the past 3 years. Atmospheric skyscape paintings similar to the Painting also account for three of Ruscha's top ten price records.

INVESTMENT THESIS

Initial Offering Price
$3,552,000

Offering Circular
sec.gov

Similar Sales | Record Price | Repeat Sales


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Price Appreciation of Similar Works
15.7%

Sharpe Ratio (1986-2022)	watch video
Ed Ruscha	▲0.83
All Art	0.28
S&P 500	0.59

0% Progress

MEMBERS ONLY



Ed Ruscha

(b. 1937)

Why we like this offering

1. In 2013, Times magazine ranked artist Ed Ruscha among the 100 most influential people in the world, and his text-based paintings, photography and artist books have influenced subsequent generations of artists, from Bruce Nauman to Christopher Wool.
2. As of Artprice's 2022 Art Market Report, the artist is ranked 57th in the top 100 world rankings of best-selling artists at auction.
3. In 2019, a new world record for the artist was set when “Hurting the Word Radio #2” (1964) sold for $52,485,000 on November 13, 2019 at Sotheby’s, New York.
4. Executed in 1994, the Painting depicts 6 rows of words set against a sky backdrop, two recurring motifs within the artist’s practice. With the combination of pale blue and gray brushstrokes.
5. The Painting is a characteristic example of Ed Ruscha’s text-based work, which often explores the evolving nature of language, meaning, and expression.
6. Visible against this colorful background, the Painting depicts the sentence “The History of Manual Mobility With Respect To The Operation of Vehicles ,” executed in Ruscha’s characteristic typography, which he calls “Boy Scout Utility,” and rendered in gradually diminishing block letters. The artist developed this simple, standardized font in the early 1980s, as a means of eliminating distraction from the meaning of the words depicted.
7. Atmospheric skyscape paintings that incorporate text are particularly desirable within Ruscha’s oeuvre, and as of May 23, 2023, large-scale examples executed in the same period as the Painting account for three of the artist’s top ten price records at auction.
8. As of June 21, 2023, atmospheric examples similar in scale to the Painting have sold in excess of $4.9 million at auction and include: “Cold Beer Beautiful Girls” (1993) sold for $18,823,400 in May 2022, “Brave Man's Porch” (1996) which sold for $6,550,400 in November 2017, and “Dear Friend” (1989), which sold for $4,928,500 in May 15, 2019.

Past price appreciation is no guarantee of future results. Historical sales data may be limited and not representative of the entire artist market. An investor must read the Offering Circular before making an investment decision.

Artist Metrics

2022 Total Auction Sales	2022 Auction Lots Sold	All Time Record Price
$66,489,427	246	$46,000,000

Average Prices



2.3M
1.7M
1.1M
574.1K
11 12 13 14 15 16 17 18 19 20 21 22

Turnover by Year



175.6M
131.7M
87.8M
43.9M
11 12 13 14 15 16 17 18 19 20 21 22

Lots Auctioned Sold Unsold



308
231
154
77
11 12 13 14 15 16 17 18 19 20 21 22

Initial Offering Price **$3,552,000**

Offering Circular sec.gov/edgar

Painting


THE
HISTORY
OF
MANUAL MOBILITY
WITH RESPECT TO THE
OPERATION OF VEHICLES





About Ed Ruscha

Ed Ruscha (b. 1937, Omaha NE) was initially intent on becoming a commercial artist, and so focused his studies on graphic design, photography and advertising while he worked as a sign painter. Words and phrases first appeared in Ruscha's own artistic practice in 1959, and as his style developed, Ruscha began to portray the substance of language by treating words as visual constructs: letters rendered in the liquid they are meant to describe or sculptural ribbons curling into text.

INVEST NOW

ED RUSCHA

b. 1937, UNITED STATES


THE
HISTORY
OF
MANUAL MOBILITY
WITH RESPECT TO THE
OPERATION OF VEHICLES

$3,552,000

INITIAL OFFERING

15.7%

ANNUAL APPRECIATION OF SIMILAR WORKS[1,2]

▲0.83

SHARPE RATIO[3]

23.2%

RECORD PRICE GROWTH[4]

11.3%

MEDIAN REPEAT SALE PAIR APPRECIATION[5]

Acrylic on canvas | 60 × 84 inches

Ed Ruscha is one of the most important American artists working today, whose use of imagery and techniques culled from commercial art and popular culture is immediately recognizable by its distinct style.

The Painting is a characteristic example of Ed Ruscha's text-based work, which often explores the evolving nature of language, meaning, and expression. Executed in 1994, the Painting depicts 6 rows of words set against a sky backdrop, two recurring motifs within the artist's practice. With the combination of pale blue and gray brush-strokes. Visible against this colorful background, the Painting depicts the sentence "The History of Manual Mobility With Respect To The Operation of Vehicles ," executed in Ruscha's characteristic typography, which he calls "Boy Scout Utility," and rendered in gradually diminishing block letters. The artist developed this simple, standardized font in the early 1980s, as a means of eliminating distrac-tion from the meaning of the words depicted. The juxtaposition of the bold letters against the soft sky creates a sense of theatricality, which Ruscha intended. The artist maintains that the combination of specific word(s) with particular backgrounds are not directly related, and the skyscapes are viewed as "anonymous backdrops…meant to support the drama of the words." Atmospheric skyscape paint-ings that incorporate text are particularly desirable within Ruscha's oeuvre, and as of May 23, 2023, large-scale examples executed in the same period as the Painting account for three of the artist's top ten price records at auction. As of May 23, 2023, atmospheric examples similar in scale to the Paint-ing have achieved prices in excess of $4.9 million at auction and include: "Cold Beer Beautiful Girls" (1993), which is subjectively a more desirable work than the Painting, and sold for $18,823,400 at Sotheby's, New York, on May 19, 2022, "Brave Man's Porch" (1996) which sold for $6,550,400 at Sotheby's, New York, on November 16, 2017, and "Dear Friend" (1989), which sold for $4,928,500 at Christie's New York, on May 15, 2019. The Paint-ing's subject, composition, and execution make it a commercial and desirable work by Ed Ruscha.

Over the span of Ed Ruscha's impressive career, important institutional solo exhibitions have been organized by the Institute of Contemporary Arts, London, the Museum of Contemporary Art, Chicago, the Museum of Contemporary Art, Los Angeles, and the J. Paul Getty Museum, Los Angeles. Ruscha has also been the subject of several retrospectives including "Cotton Puffs, Q-tips®, Smoke and Mirrors," which opened at the Whitney Museum of American Art in 2004 and traveled to the Museum of Contem-porary Art, Los Angeles, and the National Gallery of Art, Washington. In 2005, Ruscha was chosen to represent the United States in the Venice Bien-nale, and from 2009 to 2010, a retrospective orga-nized by the Hayward Gallery traveled to Munich and Stockholm. In 2013, Times magazine ranked Ed Ruscha among the 100 most influential people in the world, and his paintings, photography and artist books have influenced subsequent gener-ations of artists, from Bruce Nauman to Christo-pher Wool. Ruscha's classic word paintings from the 1960's are among his most rare and desirable, selling for prices in excess of $20 million at auction. As of May 23, 2023, the top auction prices for the artist were achieved by "Hurting the Word Radio #2" (1964) which sold for $52,485,000 on Novem-ber 13, 2019 at Sotheby's, New York, followed by "Smash" (1963) which sold for $30,405,000 on November 12, 2014 at Christie's, New York, and "Annie" (1962) which sold online for $22,975,000 on July 10, 2020 at Christie's in an online sale. Now in his eighties, the artist is represented by Gagosian Gallery, with whom he continues to exhibit new work.

AS OF JUNE 21, 2023, THE TOP AUCTION PRICES FOR THE ARTIST WERE ACHIEVED BY "HURTING THE WORD RADIO #2" (1964) WHICH SOLD FOR $52,485,000 ON NOVEMBER 13, 2019 AT SOTHEBY'S, NEW YORK, FOLLOWED BY "SMASH" (1963) WHICH SOLD FOR $30,405,000 ON NOVEMBER 12, 2014 AT CHRISTIE'S, NEW YORK, AND "ANNIE" (1962) WHICH SOLD ONLINE FOR $22,975,000 ON JULY 10, 2020 AT CHRISTIE'S IN AN ONLINE SALE.

AUCTION RESULTS FOR SIMILAR WORKS[1,2]


$20M
$15M
$10M
$5M
2002
2003
2005
2007
2008
2010
2011
2013
2015
2016
2018
2019
2021
2023

Ed Ruscha (American, b. 1937) is an important American artist, whose use of imagery and techniques culled from commercial art and popular culture, closely connects him with Pop Art. Ruscha was born in Omaha, Nebraska, in 1937, and grew up in Oklahoma City. As a child Ruscha was interested in photography, cinema and drawing. After graduating from high school in 1956, Rusha left home for California and drove west with his friend, artist Mason Williams. Ruscha settled in Los Angeles, which he viewed as the 'new frontier,' and enrolled at the Chouinard Art Institute, now the California Institute of the Arts (CalArts), where he studied under Robert Irwin. Initially intent on becoming a commercial artist, Ruscha focused his studies on graphic design, photography and advertising, while he worked as a sign painter on the side. At Chouinard, Ruscha nurtured an interest in the subversive word play of the Dadaists, and at times, his work was met with disdain; reportedly, one painting was even burned by an enraged faculty member. Words and phrases first appeared in Ruscha's own artistic practice in 1959, and as his style developed, Ruscha began to portray the substance of language by treating words as visual constructs: letters rendered in the liquid they are meant to describe or sculptural ribbons curling into text.




THE
HISTORY
OF
MANUAL MOBILITY
WITH RESPECT TO THE
OPERATION OF VEHICLES

ED RUSCHA


THE
HISTORY
OF
MANUAL MOBILITY
WITH RESPECT TO THE
OPERATION OF VEHICLES

IMPORTANT DISCLOSURES

1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money.

2. The chart below captures the historical data for selected auctions sales transactions, which are similar to the Painting. The selected sales data is intended to provide an estimate of the historical appreciation rate of the Painting by looking at a set of similar works by the artist that have sold at public auction. The set of similar sales comprise paintings by Ed Ruscha with the following criteria: created between 1989 and 2015 predominantly in oil or acrylic on canvas, which measure between 30 inches by 30 inches and 100 inches by 100 inches, feature at least two lines of text on a sky background. Works executed in a predominantly black and white color palette and "Cold Beer Beautiful Girls" were excluded. The comparative set includes a painting acquired by Masterworks 96, LLC, at Sotheby's, New York, Contemporary Art Evening Auction held on November 18, 2021 for $3,650,000. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Painting, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth below is useful in determining the value of the Painting and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table below, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of transactions have increased at an estimated 15.7% CAGR implied from selected sales occurring from May 12, 2004 to November 18, 2021. Including "Cold Beer Beautiful Girls" (1993), which is subjectively a more desirable example than the Painting, the realized prices comprised by this set of transactions have increased at an estimated 16.2% CAGR implied from selected sales occurring from November 13, 2002 to May 19, 2022.

3. The risk-adjusted appreciation, otherwise known as “Sharpe Ratio”, can be used to evaluate the total performance of an asset, portfolio, or in this case the artist’s market, and indicates how well the artist’s market has performed historically in comparison to the rate of return on a risk-free investment, such as U.S. government treasury bonds or bills. The market for Ed Ruscha has a risk-adjusted appreciation of 0.83. Risk-adjusted appreciation reflects (x) the average annualized artist market appreciation (depreciation) of all artworks by an artist that have sold at least twice at public auction (referred to as “repeat sales”), minus the risk-free rate of return. The risk-free rate of return is measured by the average annual risk-free rate at year end over the applicable time period, divided by (y) the volatility of the returns in an artist's market, as measured by the standard deviation of those returns. The applicable time period begins on the later of (a) the earliest purchase price date for the artist’s first repeat sale and (b) December 31, 1989, the year end of the earliest year when other financial indices were available, and ends on the last sale date that the artist had a repeat sale. “Repeat sales” exclude artworks of an artist that were held for less than 1 year, meaning that an artwork was bought and sold at public auction in a span of less than 365 days, but may include transactions involving Masterworks acting as buyer or seller, and only include artworks reflective of the artist’s main medium, as defined by Masterworks. This analysis is based on public records as tracked by Masterworks and by third-party data sources. Volatility represents the variation in the historical returns or price appreciation (depreciation) of an asset class over a set period of time. Higher volatility generally means more risk, and lower volatility generally means less risk, although volatility should not be considered a proxy for risk. This risk-adjusted appreciation metric should be considered in connection with other performance metrics, including the estimated historical CAGR implied from selected comparable sales.

4. A “record price” reflects the highest hammer price (excluding auction house buyer’s premium) achieved at a public auction for any artwork by a particular artist. The art market considers the progression of record hammer prices to be an indication of an artist’s market momentum and growth rate. Paintings by Ed Ruscha have a record price compound annual growth rate (“CAGR”) of 23.2% from November 2, 1984 to December 31, 2022. This calculation is based on (i) a record price of $16,000 on November 2, 1984, the earliest date that a painting by the artist was sold at public auction according to publicly available data and (ii) $46,000,000, the most recent record price as of December 31, 2022, the date that the Masterworks internal public sale database was last populated with artist market records. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past record hammer price trends may not be indicative of future trends.

5. Median repeat sale pair appreciation reflects the median annualized price appreciation rate of all artworks by an artist that have sold at least twice at public auction (referred to as “repeat sales”). Repeat sale pair appreciation rates can be a useful measure of the progression of prices in a particular artist’s market over time. The median repeat sale pair appreciation for Ed Ruscha is 11.3%, which is based on 47 repeat sales during the time period beginning on the first purchase price date for the artist’s earliest repeat sales pair, which in the case of Ed Ruscha was May 6, 1986 and ending on the last date a repeat sale occurred for such artist, which in the case of Ed Ruscha was November 10, 2022. “Repeat sales” exclude artworks of an artist that were held for less than 1 year, meaning that an artwork was bought and sold at public auction in a span of less than 365 days, but may include transactions involving Masterworks acting as buyer or seller, and only include artworks reflective of the artist’s main medium, as defined by Masterworks. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past repeat sale appreciation rates may not be indicative of future repeat sale appreciation rates.